Exhibit 99.1
LIBERTY LATIN AMERICA TO ACQUIRE
TELEFONICA’S OPERATIONS IN COSTA RICA
STRATEGIC COMBINATION OF FIXED AND MOBILE OPERATIONS
Denver, Colorado - July 30, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced it has entered into a definitive agreement to acquire Telefónica S.A.’s (“Telefónica”) wireless operations in Costa Rica (“Telefónica Costa Rica”), one of Costa Rica’s largest mobile service providers. The all-cash transaction values Telefónica Costa Rica at an enterprise value of $500 million on a cash- and debt-free basis. This equates to an estimated multiple of 6.0x Telefónica Costa Rica’s fiscal year 2019 Adjusted OIBDA1, including projected annual run-rate synergies2.

Balan Nair, President and CEO of Liberty Latin America, commented, “We have had great success in Costa Rica through our 2018 investment in 80%-owned Cabletica, a leading fixed-provider in the country and one of LLA’s fastest growing businesses, and are excited to increase our investment in the country. Telefónica Costa Rica has delivered strong financial performance, including high single-digit top-line growth and strong double-digit Adjusted OIBDA growth from 2017-20193. Combined with Cabletica, we look forward to creating a leading integrated communications player providing customers in Costa Rica with high-quality value propositions and unparalleled customer service. This transaction comes at an attractive valuation, consistent with our disciplined approach towards M&A.”

Telefónica Costa Rica is Costa Rica’s second largest mobile service provider. As of June 30, 2020, the business had 2.3 million subscribers4, and its mobile network currently has approximately 90% LTE population coverage.

Liberty Latin America intends for Telefónica Costa Rica to become part of the VTR credit pool, which will also include Cabletica, and to finance the acquisition (including fees and expenses) with incremental local borrowings and borrowings at VTR Finance N.V., targeting approximately 4x debt on the acquired asset’s Adjusted OIBDA. The remaining funding is anticipated to come from LLA liquidity including future free cash flow generation, as well as other forms of debt and/or equity capital.

The transaction is subject to certain customary closing conditions, including regulatory approvals, and is expected to close in the first half of 2021.

Advisory and financing services to Liberty Latin America on the transaction have been provided by JP Morgan, LionTree and Scotiabank.

FORWARD LOOKING STATEMENT
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the timing and benefits of the transaction, including synergy benefits; the expected impact of the transaction on the operations and financial performance of Liberty Latin America, the expected financings for the transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, events that are outside of our control, such as natural disasters and pandemics (including COVID-19), our ability to obtain regulatory consents for the transaction as well as other conditions to closing, our and Telefónica Costa Rica’s ability to continue financial and operational growth at historic levels, continued use by subscribers of our and Telefónica Costa Rica’s services, our ability to achieve expected operational efficiencies, synergies and economies of scale, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:                    Media Relations:
Kunal Patel        ir@lla.com            Claudia Restrepo llacommunications@lla.com

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1.
Based on Adjusted OIBDA (defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items) for the fiscal year ended December 31, 2019 at an exchange rate of USD/CRC of 580 in accordance with International Financial Reporting Standards (“IFRS”), as adjusted to (i) include certain lease costs that are capitalized as tangible assets under IFRS 16 in accordance with Telefónica Costa Rica’s IFRS accounting policies and that will be expensed as an operating cost in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and (ii) remove certain brand and management fees that won't continue post-acquisition. Adjusted OIBDA represents LLA’s management’s best estimate based upon information obtained from Telefónica.

2.	Projected annual run-rate synergies by 2023.

3.
Based on the historical financial information of Telefónica Costa Rica. Similar to the multiple calculation discussed above, Adjusted OIBDA of Telefónica Costa Rica for the fiscal year ended December 31, 2019 was adjusted for the impacts of IFRS 16 to align with the accounting treatment under U.S. GAAP in determining the historical growth rate.

4.
Operating statistics for Telefónica Costa Rica are based on Telefónica Costa Rica’s counting policies. Operating statistics are subject to change after the completion of the transaction once Telefónica Costa Rica’s statistics are presented in accordance with Liberty Latin America’s policies.